Exhibit 99.2

Compensation Committee Charter

Purpose and Responsibility

The Compensation committee has the responsibility, among other things, to:

1.           establish the salary scale of officers and employees of the Company and its subsidiaries;

2.           examine periodically the compensation structure of the Company; and

3.           supervise the welfare and compensation plans of the Company.

Composition

The Committee shall be compromised of at least three independent directors.

Compensation Philosophy

The basic philosophy underlying the Company’s executive compensation policies, plans and programs is that executive and shareholder financial interests should be aligned as closely as possible, and the compensation package should be based on delivering pay in line with performance and market conditions.

Executive Salary and Bonus Compensation

The Committee is responsible for determining the annual cash compensation and bonuses under the Company’s executive incentive compensation plan, and issuance of long-term equity incentive compensation.

Executive Long-Term and Stock-Based Incentives

The Company’s long-term and stock-based incentive plans have been designed to align a significant portion of executive compensation with shareholder interests.  The current plan permits the granting of a variety of awards including stock options.

Meetings

The Committee will meet as frequently as necessary to carry out its responsibilities under this Charter.

Delegation

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee.

Resources and Authority

The Committee may retain independent advisors to assist it in carrying out its responsibilities. The Committee shall have appropriate resources and sole authority to discharge its responsibilities, including, without limitation, appropriate funding, in such amounts as the Committee deems necessary, to compensate any advisor retained by the Committee.  The Committee may direct management to assist the Committee in any of its duties.

Annual Review

At least annually, the Committee will a) review this Charter with the Board and recommend any changes to the Board and b) evaluate its own performance against the requirements of this Charter and report the results of this evaluation to the Board.  The evaluation will include establishment of the goals and objectives of the Committee for the upcoming year.  The Committee will conduct its review and evaluation in such manner as it deems appropriate.

This Charter will be included on the Company’s website and will be made available in print upon a request sent to the Company’s Secretary.  The Company’s Annual Report on Form 10-K will state that this Charter is available on the Company’s website and that it will be available in print upon a request sent to the Company’s Secretary.

Approved by the Board of Directors
September 14, 2004